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OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF ITS COMMON STOCK
AT
$0.50 NET PER SHARE IN CASH
BY
WORLDPORT COMMUNICATIONS, INC.

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 4, 2003, UNLESS THE OFFER IS EXTENDED.

        WORLDPORT COMMUNICATIONS, INC., A DELAWARE CORPORATION, IS OFFERING TO PURCHASE ALL OUTSTANDING SHARES OF ITS COMMON STOCK, PAR VALUE $0.0001 PER SHARE, AT A PRICE OF $0.50 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SPECIFIED IN THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL.

        THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS DESCRIBED IN "THE OFFER—CERTAIN CONDITIONS OF THE OFFER."

        OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. YOU SHOULD DISCUSS WHETHER TO TENDER ALL OR ANY PORTION OF YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL AND TAX ADVISORS. CERTAIN OF OUR STOCKHOLDERS (INCLUDING OUR DIRECTORS), WHO BENEFICIALLY OWN APPROXIMATELY 45% OF OUR COMMON STOCK, HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

The date of this Offer is March 7, 2003

IMPORTANT

        Any holder of WorldPort Communications, Inc. common stock desiring to tender all or any portion of such stockholder's WorldPort common stock, should either (1) complete and sign the Letter of Transmittal (or a copy thereof) in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal, together with the certificate(s) evidencing the shares of WorldPort common stock being tendered, and any other required documents, to Alpine Fiduciary Services, Inc. (the "Depositary"), (2) cause the holder's broker, dealer, commercial bank, trust company or other nominee to tender the shares for such stockholder pursuant to the procedures for book-entry transfer of shares, or (3) comply with the guaranteed delivery procedures, in each case upon the terms set forth in "The Offer—Procedures for Tendering Shares." Any holder whose WorldPort shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares. See "The Offer—Procedure for Tendering Shares."

        Any holder who desires to tender shares of WorldPort common stock and whose certificate(s) for such shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such shares by following the procedures for guaranteed delivery set forth in "The Offer—Procedure for Tendering Shares."

        Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be directed to Georgeson Shareholder Communications, Inc., the Information Agent for this Offer, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

TABLE OF CONTENTS

SUMMARY TERM SHEET	i
QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER	ii
INTRODUCTION	1
SPECIAL FACTORS	3
General	3
WorldPort History	3
Background of the Offer	3
Reasons for and Purpose of the Offer; Plans for WorldPort	4
Valuation Considerations	5
Conflicts Of Interest	7
Conduct of WorldPort's Business if the Offer is Not Completed	8
Other Possible Purchases of Shares	8
THE OFFER	9
Terms of the Offer	9
Acceptance for Payment and Payment for Shares	10
Procedure for Tendering Shares	11
Rights of Withdrawal	14
Certain Federal Income Tax Consequences of the Offer	15
Price Range of Shares; Dividends	16
Certain Information Concerning WorldPort	17
Source and Amount of Funds	18
Certain Conditions of the Offer	19
Certain Legal Matters	20
Certain Effects of the Offer	20
Fees and Expenses	21
Miscellaneous	22
SCHEDULE I Information Concerning Directors and Executive Officers of WorldPort and Heico	I-1
SCHEDULE II Security Ownership of Directors and Executive Officers	II-1

SUMMARY TERM SHEET

        Before you make any decision with respect to this Offer, you should read the following summary together with the more detailed information included elsewhere in this Offer to Purchase.

  •
  We are offering to purchase, at a price of $0.50 per share, in cash, without interest, all of the outstanding shares of our common stock. See "The Offer—Terms of the Offer," for a description of the terms of this Offer.

  •
  This is not a "going private" transaction. Shares of our common stock that are not tendered and purchased pursuant to the Offer will remain outstanding. See "The Offer—Certain Effects of the Offer."

  •
  The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See "The Offer—Certain Conditions of the Offer."

  •
  Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. See "Special Factors—Background of the Offer" and "Special Factors—Valuation Considerations."

  •
  Certain of our stockholders (including our Directors), who beneficially own approximately 45% of our common stock, have advised us that they do not intend to tender any Shares in the Offer. See "Special Factors—Conflicts of Interest."

  •
  We intend to utilize our available cash to purchase the shares and pay expenses. We will need a maximum of approximately $11.5 million to purchase 21,676,356 shares and to pay related expenses. The tender offer is not subject to the receipt of financing by us. See "The Offer—Source and Amount of Funds."

  •
  In order to provide an opportunity for liquidity similar to that being offered to holders of our common stock, we are separately offering to purchase all of our outstanding preferred stock at an aggregate purchase price of approximately $67.6 million, which represents the liquidation preference that would be payable to the holders of the preferred stock on a liquidation of WorldPort plus a 7% dividend that must be declared and paid prior to any repurchase of common stock by us. The Heico Companies, L.L.C., which owns substantially all of the outstanding shares of our preferred stock, has indicated that it will accept our offer to purchase its preferred stock. See "Special Factors—Conflicts of Interest."

  •
  The Offer will expire at 5:00 p.m. New York City time, on Friday, April 4, 2003, unless we extend the Offer. We can elect at any time to extend the Offer. If we extend the Offer we will issue a press release announcing the extension. See "The Offer—Terms of the Offer."

  •
  Several lawsuits have been filed against us, our Directors and certain of our stockholders alleging breaches of fiduciary duty and misrepresentations relating to the W.C.I. Offer. These lawsuits are currently pending. See "The Offer—Certain Legal Matters."

i

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

        Q: WHO IS OFFERING TO BUY MY SECURITIES?

        A: WorldPort Communications, Inc. is offering to purchase your shares of WorldPort common stock, par value $0.0001 per share. See "The Offer—Certain Information Concerning WorldPort."

        Q: WHAT SECURITIES AND AMOUNTS OF SECURITIES ARE SOUGHT IN THE OFFER?

        A: We are offering to buy any and all shares of our common stock. For information about the conditions to the Offer, see "The Offer—Certain Conditions of the Offer." As of February 28, 2003, there were 39,087,252 shares of common stock outstanding. The Offer does not include any offer to purchase outstanding shares of our preferred stock, all of which are expected to be repurchased in separate transactions. The Heico Companies, L.L.C., J O Hambro Capital Management Limited and certain other stockholders (including our Directors), which beneficially own approximately 45% of our common stock, have indicated that they do not intend to tender any shares of our common stock in the Offer.

        Q: HOW MUCH IS THE PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

        A: We are offering to pay $0.50 in cash for each share of WorldPort common stock, without interest. See "The Offer—Terms of the Offer", for information about the terms of the Offer.

        Q: DOES THE PURCHASER HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

        A: We intend to utilize our available cash to purchase the shares and pay expenses. We will need a maximum of approximately $11.5 million to purchase 21,676,356 shares and to pay related expenses. The tender offer is not subject to the receipt of financing by us. See "The Offer—Source and Amount of Funds."

        Q: ARE THERE ANY CONDITIONS TO THE OFFER?

        A: Yes. The tender offer is subject to conditions such as no court or governmental action prohibiting the tender offer, no commencement or escalation of a war or armed hostilities and no change in our financial condition, prospects or results of operation that would have a material adverse effect on us. See "The Offer—Certain Conditions of the Offer."

        Q: HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

        A: You have until 5:00 p.m., New York City time, on the expiration date of Friday, April 4, 2003, to tender your Shares, unless we extend the offering period or provide a subsequent offering period. See "The Offer—Terms of the Offer."

        Q: CAN THE OFFER BE EXTENDED AND HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

        A: Yes. We may elect to extend the Offer. If the Offer is extended, we will issue a press release announcing the extension. See "The Offer—Terms of the Offer."

        Q: HOW DO I TENDER MY SHARES?

        A: If you hold your shares "of record," you can tender your shares by sending the enclosed letter of transmittal along with your stock certificates to the Depositary, Alpine Fiduciary Services, Inc., at the address listed on the enclosed letter of transmittal. See "The Offer—Procedure For Tendering Shares."

        If your broker holds your shares in "street name" for you, you must direct your broker to tender. Please contact your broker.

        Q: UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

        A: You can withdraw tendered shares at any time prior to 5:00 p.m., New York City time, on April 4, 2003. We will purchase all properly tendered and not withdrawn shares promptly following the expiration date if the conditions to our Offer are then met. After making these purchases, we may continue for a limited period of time to purchase shares submitted to us. On the other hand, if the conditions to our Offer are not met on the expiration date, we may extend the Offer. See "The Offer—Rights of Withdrawal."

        Q: WHAT IS THE PURPOSE OF THE OFFER?

        A: The purpose of the Offer is to provide liquidity to those stockholders who wish to tender their shares at the offer price. Shares that are not tendered and purchased in the Offer will remain outstanding. See "Special Factors—Reasons for and Purpose of the Offer; Plans for WorldPort."

        Q: HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

        A: You can withdraw shares that you have already tendered by sending a notice of withdrawal to the Depositary. See "The Offer—Rights of Withdrawal."

        Q: IS THIS OFFER SUPPORTED BY THE WORLDPORT BOARD OF DIRECTORS?

        A: Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender all or any portion of your shares with your broker or other financial and tax advisors. See "Introduction."

        Q: WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

        A: Our common stock will continue to be registered under the Securities Exchange Act of 1934 immediately following the Offer. We currently have less than 300 holders of record of our common stock. As a consequence, we could terminate the registration of our common stock under the Securities Exchange Act of 1934 by filing a certification of such fact with the Securities and Exchange Commission. We have no current plan or intent to seek such termination. See "The Offer—Certain Effects of the Offer."

        Q: WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

        A: On February 27, 2003, the last trading day before we announced the Offer, the closing sale price of our common stock reported on the OTC Bulletin Board was $0.41 per share. We advise you to obtain a recent quotation for our common stock in deciding whether to tender your shares. See "The Offer—Price Range of Shares; Dividends."

        Q: WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

        A: If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "The Offer—Procedure for Tendering Shares."

        Q: HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

        A: If you are a U.S. taxpayer, your receipt of cash for WorldPort shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (i) the cash you receive in the Offer and (ii) your adjusted tax basis in the WorldPort shares you sell in the Offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands, and will be long-term capital gain or loss if the shares have been held for more than one year at the time the Offer is completed. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer to you. See "The Offer—Certain Federal Income Tax Consequences of the Offer."

        Q: WILL I HAVE THE RIGHT TO HAVE MY WORLDPORT SHARES APPRAISED?

        A: No. Since our Offer does not involve a merger or consolidation, appraisal rights under Delaware law are not available to you.

        Q: WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

        A: If you have more questions about the tender offer, you should contact the Information Agent at the following address and telephone numbers:

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (866) 328-5441

To the Holders of Our Common Stock:

INTRODUCTION

        WorldPort Communications, Inc., a Delaware corporation ("WorldPort"), hereby offers to purchase any and all of our issued and outstanding shares of common stock, par value $0.001 per share (the "Shares" or "Common Stock"), at a price of $0.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). The Offer Price represents a premium of approximately 8.7% over the average closing price during the 15 consecutive trading days ending on February 27, 2003, the last full trading day before the public announcement of our intention to commence the Offer. The closing sale price of our common stock on February 27, 2003 was $0.41.

        If you are a record owner of Shares, you will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares in the Offer. Stockholders who hold their Shares through bankers or brokers should check with such institutions as to whether they charge any service fee. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding of 30% of the gross proceeds payable to you. We will pay all charges and expenses of Alpine Fiduciary Services, Inc., as Depositary (the "Depositary"), and Georgeson Shareholder Communications, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer.

        The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions. See "The Offer—Certain Conditions of the Offer."

        The purpose of the Offer is to provide liquidity to those stockholders who wish to tender their Shares at the offer price. Our common stock was the subject of a recent tender offer by W.C.I. Acquisition Corp. at an offer price of $0.50 per share. That offer expired without the purchase of any shares as certain conditions were not satisfied. The Offer provides an opportunity for stockholders who desire liquidity to sell their Shares at the Offer Price without payment of brokerage commissions. Shares of common stock which are not tendered and purchased will remain outstanding.

        Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors nor the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. You should discuss whether to tender all or any portion of your Shares with your broker or other financial and tax advisors. The Heico Companies, L.L.C. ("Heico"), J O Hambro Capital Management Limited ("Hambro") and certain other stockholders (including our Directors), who beneficially own approximately 45% of our common stock, have indicated that they do not intend to tender any Shares of our common stock in the Offer.

        As of February 28, 2003, we had 21,676,356 issued and outstanding shares of common stock, excluding Shares owned by Heico, Hambro and certain other stockholders. These 21,676,356 Shares represent approximately 55% of our Shares outstanding as of February 28, 2003. Our Shares are listed and traded on the OTC Bulletin Board under the symbol "WRDP." On February 27, 2003, the last full trading day before the announcement of the Offer, the last reported sale price of our Shares was $0.41 per share. Stockholders are urged to obtain current market quotations for our Shares before deciding whether to tender Shares.

        This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding our intent, belief or current expectations of, including statements concerning our plans with respect to, the acquisition of the Shares. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things:

  •
  general economic, capital market and business conditions;

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  terrorist attacks on the United States or international targets;

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  changes in government regulation;

  •
  the risks and uncertainties described in our filings with the SEC under the Exchange Act;

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  changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

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  the amount and timing of final resolution of our liabilities.

        THE OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER OF THE CONDITIONS DESCRIBED IN "THE OFFER—CERTAIN CONDITIONS OF THE OFFER." THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 4, 2003, UNLESS WE EXTEND IT.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

SPECIAL FACTORS

General

        As described in more detail below, in the fourth quarter of 2001 and the first quarter of 2002, we divested or ceased operating all of our business operations. As a result, we no longer have any active business operations. Since that time, we have been operating with a minimal headquarters staff while we attempt to determine how to use our cash resources. As a result of our status as a public company, a number of contingent trailing liabilities related to our past operations, and the liquidation preference associated with our preferred stock, we have not been successful in finding attractive acquisition opportunities, are limited in how we can invest our cash and are currently reluctant to liquidate.

WorldPort History

        From 1997 to 1999, WorldPort was a facilities-based global telecommunications carrier offering voice, data and other telecommunications services to carriers, Internet service providers, medium and large corporations and distributors and resellers operating in Europe and the United States. In order to meet our obligations under an interim loan facility, we sold substantially all of our material assets during the first quarter of 2000. During 2000 and 2001, we pursued a new business strategy, focused on the delivery of Internet solutions to global companies doing business in the European marketplace. However, we did not achieve the revenue growth we had anticipated, which, combined with the general economic downturn and the slowdown in technology spending, prompted us to review various alternatives to our existing business plan. We made the decision to take further restructuring actions and to divest WorldPort of all of its operating assets during the fourth quarter of 2001 and the first quarter of 2002. As a result, we no longer have active business operations.

        Since ceasing our business operations, we have sought and reviewed acquisition or investment opportunities. However, we did not pursue any of these opportunities since we did not believe that any of them were in the best interest of our stockholders. We also analyzed a potential liquidation of the company and its effect on our stockholders.

Background of the Offer

        At a meeting of WorldPort's Board of Directors on September 30, 2002, the Board generally reviewed the feasibility of a number of strategic alternatives for enhancing stockholder value. These alternatives principally involved pursuing as yet unidentified acquisition opportunities, the start-up of a new business, a potential liquidation of WorldPort and the possibility of a going private transaction.

        Prior and subsequent to the September 30, 2002 Board meeting, representatives of Hambro and Heico had several discussions regarding the negative consequences of WorldPort's status as a publicly-held company, possible alternatives and whether Heico and Hambro would be willing to remain as investors in a privately held company that would seek acquisition opportunities. These discussions were between Hambro and Heico and did not include WorldPort. Stanley H. Meadows represented Heico in many of these discussions. As described elsewhere in this Offer to Purchase, Mr. Meadows is an officer and director of Heico and also serves as an officer and director of WorldPort. See "Special Factors—Conflicts of Interest." During this period no agreement was reached between Heico and Hambro regarding a transaction involving WorldPort.

        On October 15, 2002, Hambro sent a letter to Kathleen Cote, WorldPort's Chief Executive Officer expressing an interest in exploring different possibilities for restructuring WorldPort, including, without limitation, taking WorldPort private. On October 15, 2002, Hambro also filed an amendment to its Schedule 13D with the Securities and Exchange Commission which described a number of the issues raised in Hambro's letter. Hambro's letter and its Schedule 13D discussed issues similar to those described under "Reasons for and Purpose of the Offer; Plans for WorldPort." Heico and Hambro

continued discussions as to the terms on which they would be willing to retain their interests in WorldPort if it became privately-held.

        The Hambro letter was discussed at a meeting of WorldPort's Board of Directors on November 20, 2002. At that meeting, Mr. Meadows, on behalf of Heico, also disclosed to the Board that discussions between Heico and Hambro continued. The Board authorized Kathleen Cote, Chief Executive Officer of WorldPort, to retain separate counsel to represent disinterested members at the Board of Directors of WorldPort in the event that a proposal involving a change in control or a going private transaction were presented to the Board.

        On December 23, 2002, W.C.I. Acquisition Corp., a Delaware corporation ("W.C.I."), commenced a tender offer for any and all of our outstanding common stock at a price of $0.50 per share (the "W.C.I. Offer"). W.C.I. was formed by Heico, Hambro and certain of their affiliates to complete the W.C.I. Offer. These entities own or have the right to acquire 17,889,147 shares of our common stock, which represents approximately 45% of our outstanding common stock. The W.C.I. Offer was conditioned on, among other things, the valid tender of a majority of the outstanding shares, excluding the shares owned by W.C.I. or its stockholders. Our Board of Directors made no recommendation as to whether stockholders should tender pursuant to the W.C.I. Offer. W.C.I.'s tender offer expired on February, 14, 2003 without purchase of any shares as certain conditions were not satisfied. W.C.I. reported that approximately 6.8 million shares were tendered in response to the W.C.I. Offer. Several lawsuits alleging breaches of fiduciary duty and various misrepresentations have been filed relating to the W.C.I. Offer. As of the date hereof, there has been no final adjudication or settlement of these lawsuits. See "The Offer—Certain Legal Matters."

        Recognizing the apparent desire of certain stockholders for liquidity demonstrated by their tender of Shares pursuant to the W.C.I. Offer, our Board of Directors considered the possibility of a self-tender offer at a meeting on February 14, 2003. This was further discussed at a meeting of our Board of Directors held on February 20, 2003. At a subsequent meeting of our Board of Directors on February 28, 2003, our Chief Executive Officer delivered an analysis that concluded that the Offer and the proposed repurchase of our preferred stock would not impair our capital or render us insolvent and our Board of Directors approved the Offer.

Reasons for and Purpose of the Offer; Plans for WorldPort

        We believe that several factors may make an investment in WorldPort common stock unattractive for some public stockholders. We have no operating businesses, but remain exposed to known and potential unknown trailing liabilities related to our past operations. Approximately $57.6 million, or approximately 48% of the book value of our total assets as of December 31, 2002, is the result of a U.S. Federal income tax refund we received. The tax return pursuant to which such refund was obtained remains subject to audit by the Internal Revenue Service until March 15, 2005, unless that date is extended by us. The Internal Revenue Service has not indicated to us whether or not it intends to audit this return. As a consequence, it is difficult to forecast the timing for, or value that could be realized through, stockholder distributions or a liquidation of WorldPort. This makes it difficult for a public stockholder to assess the value of our common stock.

        In addition, as a result of the lack of an operating business and our large number of stockholders, we must maintain our liquid assets in government securities or comply with the requirements of the Investment Company Act of 1940. Government securities generally produce low returns. To the extent the income from our investments is less than our expenses, our assets and potential future distributions to our stockholders will decline. Our interest income was approximately $1.4 million during the nine months ended September 30, 2002. During this same period, we had selling, general and administrative expenses of approximately $2.6 million. During the three month period ended September 30, 2002, we had interest income of $545,000 and selling, general and administrative expenses of $665,000.

        We do not have a business plan that focuses on a particular industry or strategy. While we have sought and preliminarily reviewed acquisition opportunities since ceasing our business operations, we have not actively pursued or negotiated any of these opportunities because none of them appeared to be in the best interests of our stockholders.

        The purpose of the Offer is to provide liquidity to those stockholders who wish to tender their Shares at the Offer Price. Based upon the number of Shares tendered pursuant to the W.C.I. Offer, we believe that certain of our stockholders are seeking liquidity for their Shares. Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. We have not engaged any financial advisor to advise on the fairness of the Offer to our stockholders. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. You should discuss whether to tender all or any portion of your Shares with your broker or other financial and tax advisors. Certain of our stockholders (including our Directors), who beneficially own approximately 45% of our common stock, have advised us that they do not intend to tender any Shares in the Offer.

        Any Shares tendered and purchased pursuant to the Offer will be retired. Following completion of the Offer, stockholders who sold their Shares pursuant to the Offer will not have the opportunity to participate in any earnings and growth we may realize. In addition, those stockholders will not be entitled to share in any premium that might be payable by an unrelated acquiror for all of the issued and outstanding Shares in a sale transaction, if any, occurring after the consummation of the Offer. No such transactions are pending at this time. See "The Offer—Certain Effects of the Offer."

        Except as otherwise described in this Offer to Purchase, we have no current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving WorldPort; (ii) any purchase, sale or transfer of a material amount of our assets; (iii) any material change in our present dividend rate or policy; (iv) any change in the management of WorldPort or any change in any material term of the employment contract of any executive officer; or (v) any other material change in our corporate structure or business. We expressly reserve the right to change our business plans based on future developments.

Valuation Considerations

        When considering the Offer, in addition to the other information in this Offer to Purchase, our stockholders should consider the following factors.

        Net Book Value; Contingent Liabilities.    As of November 30, 2002, our total stockholders' equity was approximately $88.6 million. After reducing this amount by the $67.6 million liquidation preference that would be payable to holders of our preferred stock in a dissolution or liquidation, this would yield a book value of approximately $0.54 per share of our outstanding common stock. At a meeting of our Board of Directors on February 28, 2003, our Chief Executive Officer reported that our book value per share of outstanding common stock at December 31, 2002 is estimated to be $0.51.

        This calculation of our net book value reflects our estimate of our known contingent liabilities, other than the contingent liability related to the $57.6 million income tax refund received by us in April 2002. The return which produced this refund is still subject to audit by the Internal Revenue Service. Upon audit, the Internal Revenue Service could determine that adjustments are required to our calculation of, or the return related to, this amount and as a result we may be required to return to the Internal Revenue Service some portion or all of such refund. We believe that we were entitled to this tax refund and have not established any reserve for any potential actions related to the tax refund. We have obtained a legal opinion that we should be entitled to the $53.6 million portion of the tax refund attributable to losses from the termination of most of our European operations. The opinion is based upon various factual representations and assumptions which, if untrue or inaccurate, could lead to a different conclusion. We investigated the possibility of insuring the risk of potential return of all or some portion of the tax refund but our Board of Directors determined not to apply for such insurance. We are not aware of any facts that would lead to a return of any portion of the tax refund. Any portion of the tax refund required to be returned would reduce the net book value per share of common stock and the cash ultimately available for distribution to stockholders. If our assets were distributed and it was later determined that a refund was required, the stockholders would be subject to claims for the amount of any refund, up to the amount of any proceeds received in the distribution. Accordingly, liquidation and distribution of our assets prior to the review of the refund or the expiration of the statute of limitations for our 2001 income tax return, would result in risk for our stockholders.

        Our contingent trailing liabilities are described in detail in our Form 10-Q for the quarterly period ended September 30, 2002 and in the Schedule 14D-9 we filed on January 7, 2003 in response to the W.C.I. Offer. In those documents, we provide additional information about all of our material liabilities including the contingent liability related to our tax refund, a guarantee of a lease of our Irish subsidiary, and certain claims being made against us for contracts entered into by our Irish subsidiary. That Schedule 14D-9 also contains the report of High Ridge Partners, Inc. ("High Ridge"), which was retained by our Board of Directors to evaluate our assets and liabilities as of November 30, 2002. Our Board of Directors retained High Ridge based on the qualifications, expertise and reputation of High Ridge, as well as its experience in valuation of assets and liabilities. Our Board of Directors did not request High Ridge to express, and High Ridge did not express, any opinion as to the fairness of the Offer Price to the holders of the Shares. High Ridge's analysis of our assets and liabilities is intended for the use and benefit of the Board in connection with the W.C.I. Offer. High Ridge's analysis as of November 30, 2002 was not intended to be and does not constitute a recommendation to any of our stockholders as to whether such stockholder should tender his, her or its Shares in the Offer, or as to any other matters relating to the Offer.

        Upon any liquidation, dissolution or winding up of WorldPort, whether voluntary or involuntary, the holders of our preferred stock are entitled to be paid out of our assets, prior to any distribution or payment to the holders of our common stock, a liquidation preference which in the aggregate totals approximately $67.6 million. The preferred stock is not redeemable. However, in order to provide an opportunity for liquidity similar to that being offered to holders of our common stock, we are offering to purchase our outstanding preferred stock in separate transactions for a purchase price equal to the liquidation preference of the preferred stock. Substantially all of the preferred stock is owned by Heico which has indicated that it will accept our offer to purchase the preferred stock. The terms of our preferred stock are described in greater detail in footnote 10 to our financial statements, which are filed as an exhibit to our Form 8-K dated June 6, 2002.

        Management Report.    At a meeting of our Board of Directors on February 28, 2003, our Chief Executive Officer presented a report which evaluated our assets and liabilities in order to determine whether the Offer would impair our capital under the Delaware General Corporation Law ("DGCL") or render us insolvent. The report concluded that the Offer and the proposed repurchase of our preferred stock would not impair our capital or render us insolvent.

        Liquidation Value; Timing of Potential Distributions.    As of November 30, 2002, we had total assets of $119.9 million, of which $118.3 million were cash and marketable securities. The liquidation value of these assets should approximate their book value. Our stated liabilities of $31.3 million at November 30, 2002 reflect management's estimates and assumptions of assets and liabilities, known and contingent. Included in this amount is $9.6 million of net liabilities of non-controlled subsidiaries which we believe we will not be required to pay. We believe that it is difficult to estimate the timing or consequences of the resolution of our contingent liabilities. It is possible that a favorable resolution of these liabilities could result in a liquidation value that exceeds $0.50 per Share. However, given the limitations on our ability to distribute assets while the contingent liabilities have not been resolved and the need to pay the holders of our preferred stock a liquidation preference of approximately

$67.6 million in any liquidation, it is extremely difficult to determine when any distribution could be made to the holders of our common stock.

        Premium Offered; Lack of Liquidity.    The $0.50 Offer Price represents a premium of approximately 8.7% over the average closing price of the common stock during the fifteen trading days ended February 27, 2003 and a 22% premium over the closing price of the common stock on February 27, 2003. There is very little trading activity for our common stock which makes it more difficult for a holder of our common stock to liquidate this investment. We believe the trading price of the Shares has been, and will continue to be, affected by our small market capitalization and the presence of a controlling stockholder. The Offer provides holders of our common stock with the ability to obtain immediate liquidity at the Offer Price without payment of any broker's commissions.

        Ownership Interest of Certain Stockholders.    As described under "Conflicts of Interest," Heico and Hambro have substantial voting control over WorldPort. These entities and certain other stockholders (including our Directors), who beneficially own approximately 45% of our common stock, have indicated that they will not tender their Shares pursuant to this Offer. This may have the effect of discouraging a proposal for the purchase of our outstanding common stock from a third party.

        Other Transactions.    The price for the shares in the Offer is consistent with or higher than the prices at which Heico and Hambro have paid for Shares in other recent transactions. On December 17, 2002, in a privately negotiated transaction Heico purchased 4,717,500 shares of common stock from an unaffiliated third party for $0.50 per share. On October 15, 2002, an entity which Hambro controls purchased 80,000 shares of our common stock on the open market for a price of $0.43 per share.

Conflicts Of Interest

        The following matters may present actual or potential conflicts of interest with respect to the Offer.

        CERTAIN AFFILIATES. The financial interests of Heico, Hambro and certain of their affiliates are adverse, as to the Offer Price, to the financial interests of our public stockholders. Heico, Hambro and certain of our stockholders (including our Directors), who beneficially own approximately 45% of our common stock, have indicated that they will not tender their Shares pursuant to this Offer. In the event the Offer is completed, as equity owners of WorldPort, these entities and persons would benefit to the extent WorldPort pays less consideration for the Shares. Further, if the Offer is completed, these entities would possess a substantial interest in our future earnings and growth insofar as such earnings and growth are realized.

        CONTROL OF WORLDPORT. Heico and Hambro have substantial voting control over WorldPort. Heico currently owns 6,077,707 shares of common stock and pursuant to outstanding warrants has the right to acquire an additional 679,451 shares of common stock. Hambro beneficially owns 9,367,869 shares of our common stock. In addition to the shares of our common stock which are currently outstanding and entitle the holders thereof to one vote per share, Heico owns shares of our Series B, C, D, E and G Convertible Preferred Stock, each of which entitle the holders thereof to 40, 40, 1, 10.865, and 1,000 votes per preferred share, respectively. Substantially all of our outstanding preferred stock is owned by Heico which, combined with the common stock owned by Heico, represents over 70% of our outstanding votes. As a result of its voting interest, Heico has the power to control the vote regarding such matters as the election of our directors, amendments to our charter and other fundamental corporate transactions. We are offering to repurchase the preferred stock in separate transactions. We have been informed that Heico and Hambro intend to negotiate toward a voting agreement between them whereby they would agree to vote their Shares in favor of their equal representation on our Board of Directors and to coordinate their votes on certain other matters.

        PURCHASE OF PREFERRED STOCK. In order to provide an opportunity for liquidity to the holders of our preferred stock, we are also seeking to purchase all of our outstanding preferred stock at an aggregate purchase price of approximately $67.6 million, which represents the liquidation preference that would be payable to the holders of our preferred stock on a liquidation of WorldPort plus a 7% dividend that must be declared and paid prior to any repurchase of common stock by us. Heico, which owns substantially all of the outstanding shares of our preferred stock, has indicated that it will accept our offer to purchase its preferred stock.

        DIRECTORS AND OFFICERS OF WORLDPORT AND CERTAIN OF ITS AFFILIATES. Michael Heisley serves as Chairman of the Board of WorldPort and his daughter, Emily Heisley Stoeckel, also serves as a member of our Board. Mr. Heisley and Ms. Stoeckel are also directors, officers and owners of Heico and certain of its affiliates. Mr. Heisley and his family members control all of the outstanding ownership interests of Heico. As described above, Heico owns a controlling interest in WorldPort. Mr. Meadows serves as a director and assistance secretary of WorldPort. Stanley H. Meadows, a Director and Assistant Secretary of WorldPort, is also an officer and director of Heico and certain of its affiliates. Andrew Sage, a Director of WorldPort, serves as a director for other companies owned by Heico and receives compensation in connection with such services. Our Board of Directors consists of five individuals: Michael Heisley, Stanley Meadows, Emily Heisley Stoeckel, Andrew Sage and Kathleen Cote. See Schedule I to this Offer to Purchase for a listing of the positions that the directors and executive officers of WorldPort hold with WorldPort and its affiliates and a listing of the officers of Heico and see Schedule II for a listing of the shares of our common stock owned by such persons.

        OPERATING RELATIONSHIPS. Since ceasing our business operations we have operated with a minimal headquarters staff while we completed the shutdown of our former operations, attempted to resolve our remaining contingent liabilities related to these operations and determined how to use our cash resources. An employee of Heico was appointed a Vice President of WorldPort to assist us in these activities. Since December 2001 this employee has devoted substantially all of his working time to these efforts and therefore we have reimbursed Heico for his salary and benefits during this period. The total amount reimbursed by WorldPort during this period through December 2002 was approximately $230,000.

        INDEMNIFICATION AND RELATED MATTERS. Our bylaws require us to indemnify, to the extent not prohibited by law, each of our officers and Directors against any expenses, losses and liabilities incurred in any action, suit, investigation or other proceeding by reason of the fact that such person was or is an officer or director of WorldPort. In addition, our Certificate of Incorporation provides that, to the fullest extent permitted under the DGCL (i) no Director shall be personally liable to WorldPort or our stockholders for monetary damages for breach of his or her fiduciary duties as a Director and (ii) we will indemnify our Directors and officers from and against any losses or liabilities they may incur in any action or suit brought against them by reason of the fact that such person is or was a Director or officer of WorldPort. Our Directors and officers are covered by Director and officer insurance.

Conduct of WorldPort's Business if the Offer is Not Completed

        If the Offer is not completed because a condition is not satisfied or waived, we expect to operate WorldPort substantially as presently operated. However, in that event, we will evaluate other potential strategies including investing in or acquiring a new operating business or businesses or liquidating WorldPort. Following completion of the Offer, we intend to explore the possible benefits to our stockholders of a change in our domicile to outside the United States.

Other Possible Purchases of Shares

        We have no current plans to purchase Shares outside of this Offer.

THE OFFER

Terms of the Offer

        Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in "The Offer—Certain Conditions of the Offer," and if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")), we will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by "The Offer—Rights of Withdrawal." The term "Expiration Date" means 5:00 p.m., New York City time, on April 4, 2003, unless and until we shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by us, shall expire. The period until 5:00 p.m., New York City time, on April 4, 2003, as such may be extended is referred to as the "Offering Period."

        Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See "The Offer—Rights of Withdrawal."

        Subject to the applicable regulations of the SEC, we also expressly reserve the right, in our sole discretion, at any time or from time to time prior to the Expiration Date,

  (i)
  to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the events specified in "The Offer—Certain Conditions of the Offer;" and

  (ii)
  to waive any condition and to set forth or change any other term and condition of the Offer except as otherwise specified in "The Offer—Certain Conditions of the Offer;"

in each case, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If we accept any Shares for payment pursuant to the terms of the Offer, we will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, we will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period (as defined herein). We confirm that our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

        Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

        If, during the Offering Period, we, in our sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. We confirm that if we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Shares sought, a minimum of ten business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight., New York City time.

        We may elect, in our sole discretion, to provide a subsequent offering period of 3 to 20 business days (the "Subsequent Offering Period"). A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. If we decide to provide for a Subsequent Offering Period, we will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period. If we elect to provide a Subsequent Offering Period, we expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary. During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights. See "The Offer—Rights of Withdrawal."

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar person whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See "The Offer—Certain Conditions of the Offer." In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

  •
  certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"));

  •
  a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined herein) in lieu of the Letter of Transmittal; and

  •
  any other required documents.

        For purposes of the Offer, we will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from us and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "The Offer—Procedure for Tendering Shares," such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

        We reserve the right to transfer or assign in whole or in part from time to time to one or more of our affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Procedure for Tendering Shares

To tender Shares pursuant to the Offer,

  •
  a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase; and

  •
  such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date; or

  •
  the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

        The term "Agent's Message" means a message transmitted electronically by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation,

which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

        BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17 Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

        GUARANTEED DELIVERY. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, is received by the Depositary, as provided below, prior to the Expiration Date; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        OTHER REQUIREMENTS. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a timely Book-Entry Confirmation with respect to such Shares into the Depositary's account at the Book-Entry Transfer Facility, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY US, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

        TENDER CONSTITUTES AN AGREEMENT. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and WorldPort upon the terms and subject to the conditions of the Offer.

        APPOINTMENT OF PROXIES. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints our designees as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by us (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we deposit the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of our stockholders, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares, we must be able to exercise full voting rights with respect to such Shares.

        DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or for which the acceptance for payment of or payment for may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to our satisfaction. None of WorldPort, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

        BACKUP WITHHOLDING. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct TIN on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 30%. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

Rights of Withdrawal

        Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by us pursuant to the Offer, may also be withdrawn at any time after May 2, 2003. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

        For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in "The Offer—Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. None of WorldPort, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

        Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in "The Offer—Procedure for Tendering Shares," at any time prior to the Expiration Date or during a Subsequent Offering Period if one is provided.

        If we extend the Offer, are delayed in our acceptance for payment of Shares, or are unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to our rights under this Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

Certain Federal Income Tax Consequences of the Offer

        The following is a summary of certain United States federal income tax consequences of the Offer to holders whose Shares are purchased pursuant to the Offer. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, or who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of restricted shares received as compensation or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address any aspect of state, local or foreign taxation or estate and gift taxation.

        The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer, including the application and effect of state, local and other tax laws.

        The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. If the Shares exchanged constitute capital assets in the hands of the stockholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the Shares were held for more than one year on the date of sale, and if held for one year or less they will be subject to tax at ordinary income tax rates. Certain limitations may apply on the use of capital losses.

        Payments in connection with the Offer may be subject to "backup withholding" at a 30% rate. Backup withholding generally applies if a holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign stockholders if such foreign stockholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult such stockholder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

        All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms can be obtained from the Depositary), in order to avoid backup withholding.

        THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Price Range of Shares; Dividends

        Our common stock is traded on the OTC Bulletin Board under the symbol "WRDP". The table below sets forth the high and low sales prices for our common stock as reported on the OTC during the periods indicated. The quotations reflect high and low bid information and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Price Range of Common Stock
	High	Low
Year Ended December 31, 2000:
First Quarter	$4.1250	$1.9600
Second Quarter	$4.0625	$2.1875
Third Quarter	$7.2500	$2.1875
Fourth Quarter	$8.0000	$2.1250
Year Ended December 31, 2001:
First Quarter	$3.5700	$1.6250
Second Quarter	$3.0500	$1.5500
Third Quarter	$1.7000	$0.4000
Fourth Quarter	$0.7600	$0.2300
Year Ended December 31, 2002:
First Quarter	$0.50	$0.30
Second Quarter	$0.55	$0.35
Third Quarter	$0.43	$0.28
Fourth Quarter	$0.50	$0.23
Year To Date 2003:
First Quarter through March 5, 2003	$0.61	$0.41

        As of February 28, 2003, there were 39,087,252 Shares of our common stock outstanding.

        We have never declared or paid any cash dividends on its capital stock. Each share of our Series B, C, D, E and G Preferred Stock is entitled to a dividend equal to 7% of the stated value prior to any dividend or distribution to holders of or repurchase of our common stock.

        Upon any liquidation, dissolution or winding up of WorldPort, the holders of our outstanding preferred stock, in the aggregate, are entitled to receive approximately $63.2 million (or such amount that is distributed ratably to holders of all the various outstanding series of our preferred stock) prior to the distribution of any of our assets to the holders of our common stock. We are currently offering to purchase all of the outstanding shares of our preferred stock for an amount equal to the stated value thereof plus a 7% dividend which must be declared and paid prior to any repurchase of our common stock. The aggregate offer price for the preferred stock is $67.6 million.

        On February 27, 2003, the last full trading day prior to our announcement of the Offer, the reported closing price of the Shares on the OTC Bulletin Board was $0.41 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

Certain Information Concerning WorldPort

        Stockholders are urged to review the publicly available information concerning WorldPort before acting on the Offer.

        GENERAL. WorldPort is a Delaware corporation with its principal corporate offices located at 975 Weiland Road, Suite 160, Buffalo Grove, Illinois 60089 (Telephone: 847-229-8200).

        The name, citizenship, business address, business telephone number, current principal occupation and material positions held during the past five years of each of our directors and executive officers are set forth in Schedule I to this Offer to Purchase. To our knowledge, no director or officer of WorldPort has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and no director or executive officer of WorldPort was a party to any judicial or administrative proceeding during the last five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

        Except as set forth in this Offer to Purchase, neither WorldPort nor, to the best of our knowledge, any of the persons listed on Schedule I hereto, nor any associate or majority-owned subsidiary of ours, has effectuated any transactions in Shares in the past 60 days. In addition, Schedule II to this Offer to Purchase describes any acquisitions of our securities by us during the past two years.

        Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between WorldPort, or, to the best of our knowledge, any of the persons listed in Schedule I hereto, on the one hand, and WorldPort or our affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of any class of our securities, an election of our directors, or a sale or other transfer of a material amount of our assets nor to the best of our knowledge have there been any negotiations or material contacts between WorldPort or any of our affiliates and any person not affiliated with us who would have a direct interest in such matters. Except as set forth in this Offer to Purchase, during the past two years, neither WorldPort, nor, to the best of our knowledge, any of the persons listed in Schedule I hereto, has had any transaction with us or any of our executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

        AVAILABLE INFORMATION. We are subject to the information and reporting requirements of the Exchange Act and in accordance therewith are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's website at http://www.sec.gov.

        INTENT TO TENDER. As of the date hereof, none of our directors or executive officers, nor any person controlling us nor any director or executive officer of any entity ultimately in control of us intends to tender Shares in the Offer.

        FORWARD-LOOKING DISCLAIMER. Statements we may publish, including those in this Offer to Purchase, that are not strictly historical are "forward-looking" statements. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be realized. Forward-looking statements involve known and unknown risks which may cause our actual results and corporate developments to differ materially from those expected.

Source and Amount of Funds

        We estimate that the total amount of funds required to purchase all of the outstanding Shares (other than those already owned by Heico, Hambro and certain other significant stockholders) pursuant to the Offer and to pay related fees and expenses will be approximately $11.5 million. We expect to fund our purchase of shares tendered in the Offer and related fees and expenses from available cash on hand. As of December 31, 2002, we had $118.5 million of cash and marketable securities.

Certain Conditions of the Offer

        Notwithstanding any other term of the Offer, we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered shares after the termination or withdrawal of the Offer) to pay for any shares of our common stock tendered pursuant to the Offer not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date hereof and before the Expiration Date, any of the following conditions shall occur:

          (a)  any change shall have occurred in our, or our subsidiaries', properties, assets, liabilities, capitalization, stockholders' equity, financial condition, prospects or results of operation which has a material adverse effect on us and our subsidiaries taken as a whole; or

          (b)  any preliminary or permanent judgment, order, decree, ruling, injunction, litigation, action, proceeding or application shall be instituted, pending or threatened before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, which would or might restrain, prohibit or delay consummation of, or materially alter, increase the cost of, or otherwise materially affect, the Offer; or

          (c)  any statute, including without limitation any state anti-takeover statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable or asserted to be applicable to the Offer, which would or might restrain, prohibit or delay consummation of, or materially alter, increase the cost of, or otherwise materially affect, the Offer; or

          (d)  there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war (whether or not declared), acts of terrorism, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (e)  any tender or exchange offer with respect to some or all of our outstanding Shares (other than the Offer), or a merger, acquisition or other business combination proposal for WorldPort (other than the Offer), shall have been proposed, announced or made by any person, entity or group, which in our reasonable judgment with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or omission to act by us) giving rise to any condition, and may be waived by us with respect to all stockholders, in whole or in part, at any time and from time to time in our sole discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

        Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of our common stock not theretofore accepted for payment shall promptly be returned by the depositary to the tendering stockholders.

Certain Legal Matters

        GENERAL. We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "The Offer—Certain Conditions of the Offer."

        FEDERAL RESERVE BOARD REGULATIONS. Regulations T, U and X (the "Margin Regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock.

        CERTAIN LITIGATION. On January 8, 2003, four complaints, captioned H. Peter Heinen, On Behalf of Himself and All Others Similarly Situated v. WorldPort Communications, Inc., Michael E. Heisley, Sr., Andrew G. Sage, II, Stanley H. Meadows, Emily Heisley Stoeckel and Kathleen Cote (Case No. 03CH00412), Johannes Ziklens, On Behalf of Himself and All Others Similarly Situated v. WorldPort Communications, Inc., Michael E. Heisley, Sr., Andrew G. Sage, II, Stanely H. Meadows, Emily Heisley Stoeckel and Kathleen Cote (Case No. 03CH00390), Alfred W. Witter, On Behalf of Himself and All Others Similarly Situated v. WorldPort Communications, Inc., Michael E. Heisley, Sr., Andrew G. Sage, II, Stanely H. Meadows, Emily Heisley Stoeckel and Kathleen Cote (Case No. 03CH00411), and Karin Bastians, On Behalf of Herself and All Others Similarly Situated v. WorldPort Communications, Inc., Michael E. Heisley, Sr., Andrew G. Sage, II, Stanely H. Meadows, Emily Heisley Stoeckel and Kathleen Cote (Case No. 03CH00413), were filed in the Circuit Court of Cook County, Illinois, County Department, Chancery Division against WorldPort and its current directors. A complaint captioned Richard Frank v. Michael Heisley, Sr., Stanley H. Meadows, Emily Heisley Stoeckel, Andrew G.C. Sage II, Kathleen A. Cote, W.C.I. Acquisition Corp., The Heico Companies, LLC, J.O. Hambro Capital Management Ltd. and WorldPort Communications, Inc. was filed in the Court of Chancery of the State of Delaware (Case No. 20113-NC). The foregoing actions purport to be brought on behalf of all public stockholders of WorldPort in connection with the W.C.I. Offer. The actions allege, among other things, that certain of the defendants have breached their fiduciary duties to WorldPort and its stockholders. The complaints purport to seek, inter alia, a variety of relief, including in certain circumstances damages and an injunction preventing consummation of the proposed transaction. We believe the allegations therein to be without merit.

Certain Effects of the Offer

        PARTICIPATION IN FUTURE GROWTH. If you tender your Shares in the Offer and they are accepted for purchase, you will not have the opportunity to participate in our future earnings, profits and growth.

        MARKET FOR SHARES. Our purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

        STOCK QUOTATIONS. The Shares are quoted on the OTC Bulletin Board. According to published guidelines, the Shares would no longer be eligible for quotation on the OTC Bulletin Board if we terminate the Exchange Act registration of the Shares as described below. If the Shares were to cease to be quoted on the OTC Bulletin Board, the market for the Shares could be adversely affected. The extent of the public market for the Shares and the availability of any quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms and other factors.

        EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated by us upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by us to our stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of our "affiliates" and persons holding "restricted securities" of WorldPort to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities". We have no present intent to apply for termination of registration of the Shares.

Fees and Expenses

        Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

        We have retained Georgeson Shareholder Communication, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and we will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

        We have also retained Alpine Fiduciary Services, Inc., to act as the Depositary in connection with the Offer. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers.

        The following is an estimate of the fees and expenses to be incurred by WorldPort:

Filing Fees	$880
Depositary Fees	12,500
Information Agent Fees	12,500
Legal, Printing and Miscellaneous Fees and Expenses	500,000

Total	$525,880

Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We may, however, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, we will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the stockholders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers under the laws of such jurisdiction.

        We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in "The Offer—Certain Information Concerning WorldPort".

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

March 7, 2003

                      WorldPort Communications, Inc.

SCHEDULE I
Information Concerning Directors and Executive Officers of WorldPort and Heico

        Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of our directors and executive officers. Our principal address and, unless indicted below, the current business address for each individual listed below is c/o WorldPort Communications, Inc., 975 Weiland Road, Suite 160, Buffalo Grove, Illinois 60089; Telephone: (847) 229-8200.

Directors and Officers of WorldPort

Name	Age	Position
Michael E. Heisley, Sr.	65	Director, Chairman
Kathleen A. Cote	54	Director, Chief Executive Officer
Stanley H. Meadows	57	Director
Andrew G.C. Sage, II	76	Director
Emily Heisley Stoeckel	38	Director

        Mr. Michael E. Heisley, Sr. serves as Director, Chief Executive Officer and President of W.C.I. Acquisition Corp. Mr. Heisley has been the sole managing member of Heico and its President and Chief Executive Officer since October 1997. Mr. Heisley has also been a member of the Board of Directors of WorldPort since 1998, Chairman of the Board of Directors of WorldPort since June 1999 and Chief Executive Officer of WorldPort from April 2000 to May 2001. Mr. Heisley also serves as Chairman on the board of directors of Davis Wire Corporation. Mr. Heisley is a citizen of the United States.

        Ms. Kathleen A. Cote has been WorldPort's Chief Executive Officer since May 2001, and has been a member of WorldPort's Board of Directors since July 2000. Prior to becoming WorldPort's Chief Executive Officer, Ms. Cote was President of Seagrass Partners, a consulting firm, since September 1998. From 1996 to 1998, Ms. Cote served as President and Chief Executive Officer of Computervision Corporation, an international supplier of product development and data management software, where she also served as President and Chief Operating Officer. Ms. Cote is a director of Forgent Corporation, Radview Corporation and Western Digital Corporation. Ms. Cote is a citizen of the United States.

        Mr. Stanley H. Meadows serves as Director and Assistant Secretary of W.C.I. Acquisition Corp. Mr. Meadows has served as Assistant Secretary of The Heico Companies, L.L.C. since October 1997. Mr. Meadows has also been a member of the Board of Directors of WorldPort since December 1998 and has served as Secretary or Assistant Secretary of WorldPort since July 2000. Mr. Meadows is the president of a professional corporation that is a partner at the law firm of McDermott, Will & Emery since 1985. Mr. Meadows is a citizen of the United States.

        Mr. Andrew G.C. Sage, II has been a member of the Board of Directors of WorldPort since April 1999. Mr. Sage has served as Chief Executive Officer of Sage Capital Corporation, a general business and financial management corporation specializing in business restructuring and problem solving, since 1993. Mr. Sage is a director of American Superconductor Corporation and Tom's Foods, Inc. and is currently the Chairman of the Board of Robertson-Ceco Corporation. Mr. Sage is a citizen of the United States.

        Ms. Emily Heisley Stoeckel has been a member of the Board of Directors of WorldPort since October 2000. Ms. Heisley Stoeckel is a Managing Director of Heico Acquisitions and a Director of The Heico Companies, L.L.C. Ms. Heisley Stoeckel is also a director of Tom's Foods, Inc. Ms. Heisley Stoeckel is a citizen of the United States.

I-1

Officers of Heico

        Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each executive officer of Heico that is not listed above. Heico does not have a Board of Directors. Mr. Heisley is the sole managing member of Heico. The principal address of Heico and the current business address for each individual listed below is 5600 Three First National Plaza, Chicago, Illinois 60602; Telephone (312) 419-8220.

Name	Age	Position
Richard Dentner	64	Executive Vice President and Chief Operating Officer
Lawrence Wolski	58	Executive Vice President and Chief Financial Officer

        Mr. Dentner has served as Executive Vice President and Chief Operating Officer of Heico since 1990. Mr. Dentner is a citizen of the United States.

        Mr. Wolski has served as Executive Vice President and Chief Financial Officer of Heico since 2000. Prior to that time, since 1996, he was Executive Vice President and Chief Financial Officer of Pettibone LLC, a company owned by Heico. Mr. Wolski is a citizen of the United States.

I-2

SCHEDULE II
Security Ownership of Directors and Executive Officers

        The following table sets forth the current ownership of our shares by our directors and executive officers as well as the directors and executive officers of Heico named in Schedule I:

Name	Number of Shares Owned	% of Total(1)
Michael Heisley(2)	6,757,158	17.3%
Stanley H. Meadows(3)	1,764,120	4.5%
Kathleen A. Cote(3)	0	0%
Andrew G.C. Sage, I(3)	100,000	*
Emily Heisley Stoeckel(3)	1,200	*
Richard Dentner	0	0%
Lawrence Wolski	0	0%

*
Less than 1%.

(1)
As of February 28, 2003, there were 39,087,252 shares of common stock outstanding.

(2)
Includes 6,077,707 shares of common stock and warrants to acquire 679,451 shares of common stock. Does not include shares of common stock issuable upon conversion of shares of our preferred stock. All of our preferred stock will be redeemed in a separate transaction. Also does not include shares of our common stock issuable pursuant to option with an exercise price in excess of $0.50 per share.

(3)
Does not include shares of common stock issuable pursuant to options with an exercise price in excess of $0.50 per share.

        TRANSACTIONS IN SHARES DURING THE PAST SIXTY DAYS. None.

        We have no knowledge of Share transactions effectuated in the past sixty days by our directors or executive officers.

        PRIOR SHARE PURCHASES BY WORLDPORT. We have not acquired any of our Shares prior to the commencement of the Offer.

II-1

        Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or his or her broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

THE DEPOSITARY FOR THE OFFER IS:
ALPINE FIDUCIARY SERVICES INC.
By Mail:	By Facsimile Transmission:	By Hand:
Alpine Fiduciary Services Inc. c/o Georgeson Shareholder Communications Inc. P.O. Box 2056 South Hackensack, NJ 07606-9974 Attention: Corporate Actions Dept.	(201) 559-1162 For Information Telephone: (866) 328-5441 By Overnight Courier: Alpine Fiduciary Services Inc. c/o Georgeson Shareholder Communications Inc. 111 Commerce Road Carlstadt, NJ 07072	Alpine Fiduciary Services Inc. c/o Georgeson Shareholder Communications Inc. 17 State St.—27th Floor New York, NY 10004 Attention: Call Center Manager

        Any requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and locations listed below. Stockholders may also contact their local broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (866) 328-5441

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IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER
INTRODUCTION
SPECIAL FACTORS
THE OFFER
SCHEDULE I Information Concerning Directors and Executive Officers of WorldPort and Heico
SCHEDULE II Security Ownership of Directors and Executive Officers